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                          Subsidiaries of the Company



Name of Subsidiary                        Jurisdiction of Incorporation   Names Under Which Subsidiary
----------------------------------------  ------------------------------  ----------------------------
                                                                          Transacts Business
                                                                          ------------------
Hudson Valley Bank                        New York                        Hudson Valley Bank

Hudson Valley Mortgage Corp.              New York                        Hudson Valley Mortgage Corp.

Hudson Valley Investment Corp.            Delaware                        Hudson Valley Investment Corp.

Sprain Brook Realty Corp.                 New York                        Sprain Brook Realty Corp.

Grassy Sprain Real Estate Holdings, Inc.  New York                        Grassy Sprain Real Estate Holdings, Inc.
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